Filed Pursuant to Rule 424(b)(3)
File Number 333-103258

PROSPECTUS SUPPLEMENT
NO. 1

To Prospectus dated March 31, 2004

XCEL ENERGY INC.
800 Nicollet Mall, Suite 3000
Minnesota, Minneapolis 55402-2023
(612) 330-5500

$230,000,000
7½% Senior Convertible Notes
due 2007
and
Shares of Common Stock issuable upon conversion of the Notes

     This Prospectus Supplement No. 1 supplements information contained in the Prospectus dated March 31, 2004 covering resale by selling security holders of our 7½% Senior Convertible Notes due 2007 and shares of our common stock issuable upon conversion of the notes. This Prospectus Supplement No. 1 is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. The terms of the notes are set forth in the Prospectus. Our common stock is traded on the New York Stock Exchange under the symbol “XEL”.

     See “Risk Factors” section beginning on page 7 of the Prospectus to read about factors you should consider before purchasing the notes or our common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     For more information please see the Prospectus as amended by the Prospectus Supplement.

The date of this Prospectus Supplement No. 1 is August 20, 2004.

     The information in the table appearing under the caption “Selling Security Holders” in the Prospectus is amended by adding the information below with respect to any person not previously listed in the prospectus or in any amendment or supplements thereto, and by superceding the information with respect to any person previously listed in the Prospectus with the information that is set forth below:

	Aggregate
	Principal Amount of			Common Stock
	Notes at Maturity	Percentage of Notes	Common Stock Owned	Registered
Name	that may be Sold	Outstanding	Prior to Conversion	Hereby(1)
FEROX MASTER FUND
LIMITED (2)	$500,000	0.217%	—	40,551
Total	$230,000,000	100.00%		18,653,690 (3)

(1)	Assumes conversion of all of the holder’s notes at a conversion price of $12.33 per share, which is equal to a conversion rate of approximately 81.1359 shares of common stock per $1,000 principal amount of notes. However, this conversion price (and conversion rate) will be subject to adjustment as described under “Description of the Notes — Conversion Rights.” As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2)	Information about other selling security holders will be set forth in prospectus supplements, if required.

(3)	Because we will not issue fractional shares of our common stock upon conversion of the notes, the common stock registered hereunder for all of the security holders may not total the amount shown above.